Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of ATD Corporation of our reports dated February 28, 2014, except with respect to Note 15 as to which the date is June 16, 2014, and our report dated April 30, 2013, except with respect to Note 14 as to which the date is June 16, 2014, relating to the financial statements of TTT Holdings, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, OH

September 11, 2014